EXHIBIT 99.1

THE UNITED ILLUMINATING COMPANY

AUDITED FINANCIAL STATMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2010 AND 2009

pwc

Report of Independent Auditors

To the Shareholder and Directors of
The United Illuminating Company:

In our opinion, the accompanying balance sheets and the related statements of income, changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of The United Illuminating Company (the "Company") at December 31, 2010 and December 31, 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

April 6, 2011

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: 617-530-5000, F:617-530-5001, www.pwc.com/

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
For the Years Ended December 31, 2010, and 2009
(In Thousands)

	2010	2009

Operating Revenues	$859,547	$895,681

Operating Expenses
Operation
Purchased power	242,268	333,339
Operation and maintenance	238,345	224,921
Transmission wholesale	72,169	57,012
Depreciation and amortization	108,409	97,966
Taxes - other than income taxes	71,641	60,058
Total Operating Expenses	732,832	773,296
Operating Income	126,715	122,385

Other Income and (Deductions), net (Note H), (Note A)	16,040	5,553

Interest Charges, net
Interest on long-term debt	38,226	33,317
Other interest, net	815	1,219
	39,041	34,536
Amortization of debt expense and redemption premiums	1,532	1,755
Total Interest Charges, net	40,573	36,291

Income Before Income Taxes, Equity Earnings	102,182	91,647

Income Taxes (Note E)	39,708	34,733

Income Before Equity Earnings	62,474	56,914

Income from Equity Investments	1,278	59

Net Income	$63,752	$56,973

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2010, and 2009
(Thousands of Dollars)

	2010	2009
Cash Flows From Operating Activities
Net income attributable to UIL Holdings	$63,752	$56,973
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	109,941	99,721
Deferred income taxes	57,308	(7,128)
Stock-based compensation expense (Note A)	3,144	2,316
Pension expense	27,422	22,313
Undistributed (earnings) losses in equity investments	(1,278)	(59)
Other non-cash items, net	2,508	(12,985)
Changes in:
Utility accounts receivable, net	(12,385)	982
Unbilled revenues and other accounts receivable	4,986	1,969
Accounts payable	880	(5,750)
Interest accrued	3,614	1,945
Taxes accrued	(32,508)	1,229
Accrued liabilities	9,363	7,291
Other assets	(7,266)	(68)
Other liabilities	(5,499)	2,107
Total Adjustments	160,230	113,883
Net Cash provided by Operating Activities	223,982	170,856

Cash Flows from Investing Activities
Related party note receivable (Note H)	(9,750)	(72,230)
Plant expenditures including AFUDC debt	(197,405)	(123,574)
Investment in GenConn	(6,000)	-
Changes in restricted cash	1,297	7,379
Other	104	985
Net Cash (used in) Investing Activities	(211,754)	(187,440)

Cash Flows from Financing Activities
Issuances of long-term debt	109,550	182,773
Payments on long-term debt	(55,540)	(51,000)
Line of credit borrowings (repayments)	-	(148,000)
Payment of common stock dividend	(57,800)	(44,900)
Equity infusion from parent	-	70,000
Inter-company borrowings	-	11,000
Other	(1,569)	(1,220)
Net Cash provided by (used in) Financing Activities	(5,359)	18,653

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	6,869	2,069
Balance at beginning of period	5,348	3,279
Balance at end of period	$12,217	$5,348

Cash paid during the period for:
Interest (net of amount capitalized)	$31,135	$31,359
Income taxes	$16,780	$44,884

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$53,868	$30,054
Related party note receivable (Note H)	$55,540	$-
Equity investment in Related Party (Note H)	$(55,540)	$-

Non-cash financing activities:
Inter-company repayments	$-	$(11,000)
Equity infusion from parent	$-	$11,000

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2010 and 2009

ASSETS
(In Thousands)

	2010	2009
Current Assets
Unrestricted cash and temporary cash investments	$12,217	$5,348
Restricted cash	2,399	3,695
Utility accounts receivable less allowance of $3,600 and $4,500, respectively	93,702	81,861
Other accounts receivable	9,755	8,462
Unbilled revenues	43,399	48,375
Current regulatory assets	45,970	59,040
Materials and supplies, at average cost	4,736	4,553
Deferred income taxes	19,555	4,391
Refundable taxes, net	18,201	-
Prepayments	3,676	3,656
Current portion of derivative assets (Note A), (Note K)	5,700	2,738
Other current assets	133	140
Total Current Assets	259,443	222,259

Other investments
Equity investment in Related Party (Note H)	62,786	1
Other	8,184	7,414
Total Other investments	70,970	7,415

Net Property, Plant and Equipment	1,333,139	1,153,001

Regulatory Assets (future amounts due from customers through the ratemaking process)	601,894	676,428

Deferred Charges and Other Assets
Unamortized debt issuance expenses	7,267	6,496
Related party note receivable (Note H)	61,983	107,773
Other long-term receivable	1,281	1,285
Derivative assets (Note A), (Note K)	28,131	27,956
Other	7,513	450
Total Deferred Charges and Other Assets	106,175	143,960

Total Assets	$2,371,621	$2,203,063

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2010 and 2009

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2010	2009
Current Liabilities
Current portion of long-term debt	$61,783	$53,970
Accounts payable	119,229	93,176
Dividends payable	13,300	9,000
Accrued liabilities	42,568	32,837
Current regulatory liabilities	34,635	23,624
Interest accrued	10,910	7,297
Taxes accrued	-	14,307
Current portion of derivative liabilities (Note A), (Note K)	13,231	2,822
Total Current Liabilities	295,656	237,033

Noncurrent Liabilities
Pension accrued	163,055	140,454
Connecticut Yankee contract obligation	17,175	20,694
Other post-retirement benefits accrued	52,014	47,302
Derivative liabilities (Note A), (Note K)	129,560	159,271
Other	19,666	6,052
Total Noncurrent Liabilities	381,470	373,773

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	334,259	278,767

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	81,353	82,457

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	670,460	624,263

Common Stock Equity
Common stock	1	1
Paid-in capital	469,730	469,730
Retained earnings	138,692	137,039
Net Common Stock Equity	608,423	606,770

Total Capitalization	1,278,883	1,231,033

Total Liabilities and Capitalization	$2,371,621	$2,203,063

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
Statement of Changes in Shareholder's Equity
December 31, 2010 and 2009
(Thousands of Dollars)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of December 31, 2008	100	$1	$387,926	$126,966	$514,893

Net income				56,973	56,973
Cash dividends				(46,900)	(46,900)
Equity infusion from parent			81,000		81,000
Allocation of benefits - ESOP			804		804
Balance as of December 31, 2009	100	$1	$469,730	$137,039	$606,770

Net income				63,752	63,752
Cash dividends				(62,099)	(62,099)
Balance as of December 31, 2010	100	$1	$469,730	$138,692	$608,423

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899.  It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut.  The population of this area is approximately 736,000, which represents approximately 21% of the population of the State.  The service area, largely urban and suburban, includes the principal cities of Bridgeport (population of approximately 137,000) and New Haven (population of approximately 124,000) and their surrounding areas.  Situated in the service area are retail trade and service centers, as well as large and small industries producing a wide variety of products, including helicopters and other transportation equipment, electrical equipment, chemicals and pharmaceuticals.  As of December 31, 2010, UI had approximately 325,000 customers.  Of UI’s 2010 retail electric revenues, approximately 59.6% were derived from residential sales, 33.7% from commercial sales, 5.3% from industrial sales and 1.4% from street lighting and other sales.  UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use.

UI is also a 50-50 joint venturer, together with NRG Energy, Inc., in GenConn Energy LLC (GenConn), a project selected to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Connecticut Department of Public Utility Control (DPUC).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts reported in the Balance Sheet and Statement of Cash Flows in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent evens through the date its financial statements were available to be issued, April 6, 2011.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow UI to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, UI has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  UI is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  UI also has obligations under long-term power contracts, the recovery of which is subject to regulation.  If UI, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  UI expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on UI’s earnings and retained earnings in that year and could also have a material adverse effect on UI’s on going financial condition.

UI‘s regulatory assets and liabilities as of December 31, 2010 and 2009 included the following:

	Remaining	December 31,	December 31,
	Period	2010	2009
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$293,388	$313,833
Income taxes due principally to book-tax differences	(b)	11,910	36,635
Connecticut Yankee	6 years	17,175	20,695
Unamortized redemption costs	12 to 24 years	13,708	14,510
CTA deferral amortization	(a)	-	7,874
Pension and other post-retirement benefit plans	(c)	175,938	169,234
Contracts for differences	(d)	114,662	137,730
Deferred pension and other post-retirement expense	(f)	944	10,232
Distribution retail revenue decoupling	(g)	-	5,286
Excess generation service charge	(e)	8,711	-
Deferred transmission income	(h)	-	8,973
Other	(b)	11,428	10,466
Total regulatory assets		647,864	735,468
Less current portion of regulatory assets		45,970	58,476
Regulatory Assets, Net		$601,894	$676,992

Regulatory Liabilities:
Accumulated deferred investment tax credits	33 years	$4,905	$5,051
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	41 years	23,121	23,695
Pension and other post-retirement benefit plans	4 to 12 years	3,016	-
Excess generation service charge	(e)	-	19,506
Asset removal costs	(b)	109	1,993
Distribution retail revenue decoupling	(g)	756	-
Deferred transmission expense	(h)	27,036	-
Other	(b)	19,247	18,038
Total regulatory liabilities		115,988	106,081
Less current portion of regulatory liabilities		34,635	23,624
Regulatory Liabilities, Net		$81,353	$82,457

 33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  CTA deferral amortization completed during the 2nd quarter of 2010.  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.
(b) Amortization period and/or balance varies depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(c) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 9 - 16 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f) Regulatory asset established for $10.2 million of 2009 pension and OPEB expense which will be recovered in the 2010 rate year.
(g) Regulatory asset or liability relating to revenue decoupling; majority of 2009 decoupling recovered in January 2010 with remaining balance to be recovered through September 2011; 2010 decoupling ratemaking treatment to be determined by the DPUC in 2011.
(h) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.

Derivatives

UI is party to contracts and is involved in transactions that have been determined to be derivatives, which are discussed below.

The fair value of the gross derivative assets and liabilities as of December 31, 2010 and 2009 were as follows:

	December 31, 2010
	(In Thousands)

		Deferred Charges	Current	Noncurrent
	Current Assets	and Other Assets	Liabilities	Liabilities

Derivative assets/(liabilities), gross	$5,700	$28,131	$13,231	$129,560

	December 31, 2009
	(In Thousands)

		Deferred Charges	Current	Noncurrent
	Current Assets	and Other Assets	Liabilities	Liabilities

Derivative assets/(liabilities), gross	$2,738	$27,956	$2,822	$159,271

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act (EIA), the DPUC initiated a process to solicit bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, the DPUC required that UI and Connecticut Light and Power (CL&P) execute long-term contracts with the selected resources.  In August 2007, the DPUC approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  As directed by the DPUC, UI executed two of the contracts and CL&P executed the other two contracts.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The DPUC has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations”, UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815.  For those CfDs signed by CL&P, UI records its approximate 20% portion of CL&P’s derivative, pursuant to the sharing agreement noted above.  As of December 31, 2010, UI has recorded a gross derivative asset of $33.8 million ($5.7 million related to its portion of CL&P’s derivative assets), a regulatory asset of $114.7 million, a gross derivative liability of $142.8 million ($107.6 million related to its portion of CL&P’s derivative liabilities) and a regulatory liability of $5.7 million in the accompanying Balance Sheet.  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

On February 7, 2010, an explosion occurred at the construction site of the nearly completed 620-megawatt plant being built by Kleen Energy Systems, LLC (Kleen), one of the four capacity resources selected by the DPUC to create new or incremental capacity resources described above.  As noted above, CL&P has executed CfDs with two of the selected projects, including the Kleen project.  The CfD with Kleen is subject to the sharing agreement between UI and CL&P whereby UI pays 20% of the costs and obtains 20% of the benefits of the contract.  Kleen continues to rebuild its facility in the wake of the explosion. On February 11, 2011, in response to a Notice of Request for Information from CL&P, Kleen reported to CL&P that Commercial Operation will not occur on April 19, 2011, as was previously reported, because start-up commissioning and testing have yet to be completed.  Kleen will provide CL&P with a revised schedule when it is completed by its contractor.  The actual commencement date of payments under the CfD will remain subject to uncertainty until Commercial Operation is attained.

During 2010, UI adjusted a probability assumption in its expected cash flow analysis based on management’s assessment of the probability of the project reaching commercial operation which significantly reduced the fair value of the related regulatory asset and derivative liability on its Balance Sheet.  A subsequent increase in 2010 to the same assumption resulted in a corresponding increase in the related regulatory asset and derivative liability.  These changes did not have an impact on UI’s Statement of Income.

The unrealized gains and losses from mark-to-market adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the years ended December 31, 2010 and 2009 were as follows:

	Year Ended
	December 31,
	2010	2009
	(In Thousands)

Regulatory Assets - Derivative assets	$(23,022)	$49,421

Regulatory Liabilities - Derivative liabilities	$584	$(1,515)

The adjustments to the expected cash flow analysis, as discussed above, resulted in changes in UI’s projected derivative liability relating to UI’s CfD with Kleen.  The changes in this derivative liability were the primary reasons for the unrealized gain during the year ended December 31, 2010.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Cost consists of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

UI accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 410 “Asset Retirement and Environmental Obligations”, the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2010 and 2009 were $0.1 million and $2.0 million, respectively.

UI’s property, plant and equipment as of December 31, 2010 and 2009 were comprised as follows:

	2010	2009
	(In Thousands)

Distribution plant	$777,916	$699,866
Transmission plant	489,223	493,095
Software	94,025	91,289
Land	33,258	31,514
Other plant	117,710	90,965
Total property, plant & equipment	1,512,132	1,406,729
Less accumulated depreciation	418,779	377,869
	1,093,353	1,028,860
Construction work in progress	239,786	124,141
Net property, plant & equipment	$1,333,139	$1,153,001

Allowance for Funds Used During Construction

In accordance with the uniform systems of accounts, the Company capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2010 and 2009 were 6.63% and 2.44%, respectively.  The lower rate in 2009 was primarily due to a lower balance of plant under construction as well as a lower average short-term interest rate.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by the DPUC.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for 2010 and 2009 were approximately 3.6% and 3.7%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes”, UI has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, UI has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, UI normalizes all investment tax credits (ITCs) related to recoverable plant investments.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Under ASC 740, UI may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  UI‘s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulated bodies and can be changed only through formal proceedings.

UI utilizes a customer accounting software package integrated with the network meter reading system to estimate unbilled revenue on a customer-by-customer basis, utilizing actual daily meter readings at the end of each month to calculate consumption and pricing for each customer.  A significant portion of utility retail kilowatt-hour consumption is read through the network meter reading system.  For those customers still requiring manual meter readings, consumption is estimated based upon historical usage and actual pricing for each customer.  Changes in those assumptions could significantly affect the estimates of unbilled revenues.

Cash and Temporary Cash Investments

For cash flow purposes, UI considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Restricted Cash

UI’s restricted cash at December 31, 2010 and 2009 totaled $2.4 million and $3.7 million, respectively, which primarily relates to capital projects, which have been withheld by UI and will remain in place until the verification of fulfillment of contractor obligations.

Equity Investments

UI’s investment in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), a retired nuclear generating company in which UI has a 9.5% stock interest, is accounted for on an equity basis.  This net investment amounted to $0.2 million and $0.3 million at December 31, 2010 and 2009, respectively.  UI received a dividend from Connecticut Yankee in April 2009 and a stock redemption of $0.6 million in October 2009.  The Connecticut Yankee nuclear unit was retired in 1996 and has been decommissioned.  See Note (J), “Commitments and Contingencies - Connecticut Yankee Atomic Power Company.”

In February 2008, UI and an NRG affiliate formed GenConn Energy LLC (GenConn), a 50-50 joint venture, for the purpose of constructing peaking generation in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $62.8 million and an immaterial amount as of December 31, 2010 and 2009, respectively.  Upon GenConn Middletown’s attainment of commercial operation, which is scheduled for June 2011, outstanding amounts loaned by UI to GenConn, which total $61.8 million at December 31, 2010, will be converted to equity.

On September 29, 2010, GenConn Devon reached its completion date, as it is described in connection with the Equity Bridge Loan (EBL), upon which the portion of amounts borrowed for GenConn Devon were due to be repaid.  Accordingly, UI repaid $55.5 million under the EBL.  The loans UI had made for the construction of the GenConn Devon facility of approximately $55.5 million were converted into equity in September 2010.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Pension and Other Postretirement Benefits

UI accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits”.  See – Note (G), Pension and Other Benefits.

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As described in ASC 980 earlier in this section, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of  UI.  At December 31, 2010, UI, as a rate-regulated entity, did not have any assets that were impaired under this standard.

ASC 323 "Investments" requires that a loss in the value of an investment that is other than a temporary decline should be recognized. In accordance with ASC 323, UI reviews its investments accounted for by the equity method for impairment by identifying and measuring losses in the value based upon a comparison of fair value to carrying value.  At December 31, 2010, UI did not have any equity investments that were impaired under this standard.

Stock-Based Compensation

UI participates in stock-based compensation plans sponsored by UIL Holdings. Certain members of management have the opportunity to earn a pre-determined number of performance shares, the number of which is predicated upon the achievement of various pre-defined performance measures over a three-year period.  These performance shares were issued under the UIL Holdings 1999 Amended and Restated Stock Plan prior to 2009 and are now issued under the UIL Holdings 2008 Stock and Incentive Compensation Plan (2008 Stock Plan).  Each award of performance shares vests at the end of a three-year cycle with the actual issuance of UIL Holdings’ common stock in respect of such performance shares following the end of each three-year cycle.  A new three-year cycle begins in January of each year.

UIL Holdings records compensation expense for these performance shares ratably over the three-year period, except in the case of retirement-eligible employees, for whom compensation expense is immediately recognized in accordance with ASC 718 “Compensation-Stock Compensation”, based on the value of the expected payout at the end of each year relative to the performance measures achieved.  An additional $0.6 million of compensation expense was recorded in the first quarter of 2010 with respect to retirement-eligible employees based on the application of ASC 718 retirement-eligible provisions.

A target amount of 89,360 performance shares was granted in March 2010; the average of the high and low market price on the date of grant was $28.24 per share.  In March 2010, upon the vesting of performance shares previously granted, 15,414 shares of common stock were issued to members of management and receipt of 19,991 shares was deferred as stock units.  The number of shares issued and deferred reflects the personal income tax elections of the applicable employees.

In March 2010, UIL Holdings granted a total of 2,789 shares of restricted stock to its President and Chief Executive Officer (CEO) under the 2008 Stock Plan and in accordance with his employment agreement; the average of the high and low market price on the date of grant was $28.24 per share.  Compensation expense for this restricted stock is recorded ratably over the five-year vesting period for such restricted stock.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

In May 2010, UIL Holdings granted 2,996 shares of restricted stock to its Vice President – Information Technology and Chief Information Officer.  The average of the high and low market price on the date of grant was $26.70 per share.  Compensation expense for this restricted stock is recorded ratably over the two-year vesting period for such restricted stock.

Compensation expense of $3.1 million and $2.3 million was recognized for the years ended December 31, 2010 and 2009, respectively, related to the aforementioned restricted stock.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

	2010	2009
	(In Thousands)

Interest income	$4,014	$3,231
Allowance for funds used during construction - equity	7,174	650
Allowance for funds used during construction - debt	4,731	1,305
Conservation & Load Management incentive	1,720	765
Energy generation and load curtailment incentives	928	369
ISO load response, net	1,153	1,913
Miscellaneous other income and (deductions) - net	(3,680)	(2,680)
Total Other Income and (Deductions), net	$16,040	$5,553

New Accounting Standards

In January 2010, the FASB issued updated guidance to ASC 820 “Fair Value Measurements and Disclosures” which requires disclosure of transfers in and out of assets and liabilities that fall within Level 1 and 2 of the fair value hierarchy, as described in “Note K – Fair Value of Financial Instruments”, as well as the gross presentation of activities within the reconciliation of changes in the fair value of Level 3 assets and liabilities.  This guidance is effective in the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 reconciliation information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years.  These requirements impact footnote disclosures only.  Because UI does not currently have any Level 2 assets or liabilities, implementation of the transfer activity disclosure did not have an impact on UI‘s  financial statements.  The implementation of the reconciliation activity disclosure is not expected to have an impact on UI‘s financial statements.

Amended consolidation guidance applicable to variable interest entities (VIEs) became effective as of January 1, 2010, for interim periods within that first annual reporting period, and for interim and annual periods thereafter.  As a result of implementing this guidance, UI determined that it is not currently required to consolidate any VIEs with which it is associated and therefore, this guidance did not have an impact on UI’s  Balance Sheet, Consolidated Statement of Income or Statement of Cash Flows.  As of December 31, 2010, UI had identified Connecticut Yankee Atomic Power Company (Connecticut Yankee) and GenConn as VIEs, which were not subject to consolidation as UI is not the primary beneficiary because it does not have a controlling financial interest, as defined in ASC 810, in either VIE.  For further discussion of GenConn, see Note (C) “Regulatory Proceedings – Generation.”  For further discussion of Connecticut Yankee, see Note (J) “Commitments and Contingencies.”

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no pare value, outstanding as of December 31, 2010 and 2009.

Stock option transactions related to UI for 2010 and 2009, in shares of UIL Holdings’ stock, are as follows:

			Average
	Number	Option Price	Exercise
	of Options	per Share	Price
Balance - December 31, 2008	45,562	$21.68-$34.52	$30.86
Granted	-	N/A	N/A
Forfeited	(336)	N/A	N/A
Exercised	-	N/A	N/A
Balance - December 31, 2009	45,226	$21.68-$33.96	$30.83
Granted	-	N/A	N/A
Forfeited	(3,202)	N/A	N/A
Exercised	(2,805)	$21.68	$21.68
Balance – December 31, 2010	39,219	$21.68-$33.96	$31.65

Exercisable at December 31, 2009	45,226	$21.68-$33.96	$30.83
Exercisable at December 31, 2010 (1)	39,219	$21.68-$33.96	$31.65

(1)  The intrinsic value of exercisable stock options at December 31, 2010 was immaterial.

As of December 31, 2010 and 2009, the weighted-average remaining contractual lives for those options outstanding were 2.0 years and 2.8 years, respectively.

As of December 31, 2010, total stock option compensation costs were zero, performance share costs were $1.8 million, and restricted stock costs related to non-vested awards not yet recognized were $0.3 million.  The weighted-average period over which the stock option compensation costs, performance-share cost, and restricted stock cost will be recognized is zero months, 8 months, and 14 months, respectively.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Long-Term Debt
	December 31,
	2010	2009
	(In Thousands)
Pollution Control Revenue Refunding Bonds:

5.75%, 1996 Series, due 2026 (1)	7,500	7,500
4.50% 2010 Series, due 2027 (2)	27,500	27,500
7.13%, 1997 Series, due 2027 (3)	71,000	71,000
6.88%, 2009 Series, due 2029 (4)	25,000	25,000
Auction Rate, 2003 Series, due 2033 (5)	64,460	64,460

Notes:

6.06% Senior Notes, Series A and B, due 2017	70,000	70,000
6.26% Senior Notes, Series C and D, due 2022	77,000	77,000
6.51% Senior Notes, Series E and F due 2037	28,000	28,000
6.46% Senior Notes , Series A and 6.51%, Senior Notes, Series B, due 2018	100,000	100,000
6.61% Senior Notes, Series C, due 2020	50,000	50,000
5.61% Senor Notes, due 2025	50,000	50,000
6.09% Senior Notes, due 2040	100,000	-

Equity Bridge Loan	61,783	107,773

Long-Term Debt	732,243	678,233
Less: Current portion of long-term debt	61,783	53,970
Net Long-Term Debt	$670,460	$624,263

(1)
The interest rate on these Bonds was fixed at 3.00% on February 1, 2004 for a five-year period ending February 1, 2009.  On February 2, 2009, these Bonds were remarketed, and the interest rate was set at 5.75% for a three-year period ending February 1, 2012.

(2)
The interest rate on these Bonds was fixed at 3.65% on February 1, 2005 for a five-year period ending February 1, 2010.  On February 1, 2010, the Bonds were refunded with the proceeds from the issuance of $27.5 million of tax-exempt bonds on January 28, 2010 at an interest rate of 4.5% for a five-year, 5-month period ending July 1, 2015.

(3)
The interest rate on these Bonds was fixed at 3.50% on February 2, 2004 for a five-year period ending February 1, 2009.  On February 2, 2009, these Bonds were remarketed, and the interest rate was set at 7.125% for a three-year period ending February 1, 2012.

(4)
The interest rate on these Bonds was fixed at 3.25% on February 5, 2003 for a four-year, 10-month period ending December 3, 2007.  On December 3, 2007, the interest rate was reset from 3.25% to 3.90% for a one-year period ending December 1, 2008.  On December 1, 2008, UI purchased the Bonds. On March 18, 2009 $25 million of tax-exempt bonds were refunded with the proceeds from the issuance of $25 million of new tax-exempt bonds, at a fixed interest rate of 6.875%, for a period of approximately three years to February 1, 2012

(5)	The interest rate on these Bonds is reset through an auction held every 35 days. On March 28, 2011, the interest rate on the Bonds was 0.495%.

The fair value of UI‘s long-term debt was $779.9 million and $704.2 million as of December 31, 2010 and 2009, respectively, which was estimated based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of Pollution Control Revenue Refunding Bonds.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2011	2012	2013	2014	2015 & thereafter
(In Thousands)
Maturities	$61,783	$ -	$ -	$ -	$670,460

On May 13, 2010, UI entered into a note purchase agreement with a group of institutional accredited investors providing for the sale of senior unsecured 6.09% notes in the principal amount of $100 million, due on July 27, 2040.  Such notes were issued on July 27, 2010.

On February 1, 2010, $27.5 million of tax-exempt bonds were refunded with the proceeds from the issuance of $27.5 million of new tax-exempt bonds, at a fixed interest rate of 4.5%, for a period of five years and five months.

In April 2009, UI closed on a bank financing in the amount of $121.5 million with a syndicate of banks (the Equity Bridge Loan or EBL), the proceeds of which are being used by UI to fund its commitments as a 50% owner of GenConn.  GenConn has directed $55.5 million of such amount to GenConn Devon LLC (GenConn Devon), and UI expects that GenConn will direct an amount between $63.0 million and $66.0 million borrowed under the EBL to GenConn Middletown LLC (GenConn Middletown), each of which is a wholly owned subsidiary of GenConn, for use in the construction of peaking generation facilities by those entities.  UI draws on this facility as needed to fund its commitments to GenConn as construction progresses.  On September 29, 2010, GenConn Devon reached its completion date, as it is described in connection with the EBL, upon which the portion of amounts borrowed for GenConn Devon were due to be repaid.  Accordingly, UI repaid $55.5 million under the EBL and made its equity investment of approximately $55.5 million in GenConn Devon in September 2010.  Borrowings under this facility as of December 31, 2010 were $61.8 million.  UI made equity investments for its 50% share in October and December of 2010, totaling $6 million, and expects to make an additional equity commitment of up to $9.0 million for the construction of the GenConn Middletown peaking generation facility.

GenConn obtained project financing in April 2009 in a separate transaction that makes $243 million available to GenConn for construction and related activities, and $48 million available under a working capital facility (collectively, the Project Financing).  UI expects that those funds, together with the funds committed by UI and GenConn’s other 50% owner, NRG Energy, will be sufficient to allow GenConn to complete the construction of its planned peaking generation facilities.

On September 28, 2010, UIL Holdings entered into a Sponsor Guaranty and Payment Agreement in favor of the Royal Bank of Scotland PLC, as Administrative Agent under the Project Financing arrangement, whereby UIL Holdings guarantees to pay an amount up to $6 million in respect of amounts related to the former general contractor claims and litigation expenses as they relate to the claims described in Note (J) “Commitments and Contingencies – GenConn.”

The remaining balance under the EBL must be repaid upon the earlier of its maturity date or the attainment of commercial operation for GenConn Middletown.  The maturity date of the loan is April 19, 2011, and may be extended up to July 23, 2011, as long as on the date of extension, project construction is continuing and the Project Financing is not due and payable.

 (C)  REGULATORY PROCEEDINGS

Rates

In rulings throughout 2009, the DPUC issued its final decision regarding UI’s application requesting an increase in distribution rates (the 2009 Decisions), the results of which included a $6.8 million increase in revenue requirements for 2009, compared to 2008.  Because a larger, previously approved increase in revenue requirements for 2009 had gone into effect January 1, 2009, UI returned approximately $1.0 million to ratepayers through a one-time adjustment in April 2009.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The 2009 Decisions provided for an allowed distribution return on equity of 8.75%, a decrease from the previously approved 9.75%, and a capital structure of 50% equity and 50% debt, compared to the previously approved 48% equity and 52% debt.  The 2009 Decisions continued the prior earnings sharing mechanism structure, applying to the new 8.75% allowed return, whereby 50% of any earnings over the allowed twelve month level is returned to customers and 50% is retained by UI.  Given the effective date of the 2009 Decisions, UI’s weighted average allowed distribution return on equity for 2009 was 8.84%.  Additionally, the 2009 Decisions provided for a two year pilot program for full decoupling of distribution revenues from sales, recovery of updated pension and postretirement expense for 2010, a partial reconciliation for the as-issued cost of new debt, and an additional increase in distribution revenue requirements of $19.4 million for 2010.

The 2009 Decisions also provided for the establishment of a regulatory asset to address the portion of the actual increase in pension and postretirement expense for 2009 and 2010 that was not included in rates.  For 2009, a $10.2 million regulatory asset was approved and established, for which full recovery in the 2010 rate year was subsequently approved by the DPUC.  In late 2009, the DPUC also approved the 2010 cash recovery of $11.4 million for UI’s estimated 2010 pension and postretirement expense not previously included in 2010 rates.

On April 1, 2010, UI filed its ratemaking proposal and underlying decoupling analysis for the 2009 rate year ended February 3, 2010.  On September 1, 2010, the DPUC issued its final decision in this matter approving a decoupling charge totaling approximately $1.6 million to be recovered from ratepayers over a twelve month period commencing in October 2010.  In addition to the decoupling charge, the DPUC also approved a pension and earnings sharing over-recovery credit totaling approximately $3.6 million to be refunded to ratepayers over the same twelve month period commencing in October 2010.  The DPUC also approved the continuance of the decoupling pilot program beyond the 2010 rate year and until such time that a final decision is reached regarding whether to continue, modify or terminate the decoupling mechanism.  UI expects such determination to be made in connection with UI’s 2010 rate year decoupling results filing to be submitted to the DPUC by April 4, 2011.

In December 2010, UI received a letter ruling approving rates effective January 1, 2011 incorporating the above mentioned distribution rate changes along with previously approved changes to the Generation Services Charges (GSC), Non-Bypassable Federally Mandated Congestion Charges (NBFMCC), transmission and system benefits charge.  Additionally, last resort service GSC rates have been approved for the period through March 31, 2011.

Other Proceedings

UI generally has several regulatory proceedings open and pending at the DPUC at any given time.  Examples of such proceedings include an annual DPUC review and reconciliation of UI’s Competitive Transition Assessment (CTA) and Systems Benefits Charges (SBC) revenues and expenses, dockets to consider specific restructuring or electricity market issues, consideration of specific rate or customer issues, and review of conservation programs.

UI files semi-annual true-ups with the DPUC regarding Bypassable Federally Mandated Congestion Charges (BFMCC) and NBFMCC.  These customer charges relate to “congestion costs” associated with not having adequate transmission infrastructure to move energy from the generating sources to the consumer and costs associated with ensuring adequate capacity on the electric system, such as peaking generation and capacity CfDs with generators.  These costs change from time to time and the semi-annual true-ups provide a mechanism for the electric distribution companies to adjust the charges to customers that allow the companies to recover the Federally Mandated Congestion Charges (FMCC).

Pension and Postretirement Expenses

In response to the Internal Revenue Service (IRS) mandated change in mortality tables utilized for certain Employee Retirement Income Security Act of 1974 (ERISA)-related liability calculations, effective January 1, 2007, the DPUC allowed regulatory treatment for the change in pension and postretirement expenses resulting from the use of the new

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

mortality tables.  In the 2009 Decisions, the DPUC approved the recovery of these expenses over a four-year period beginning in 2009.  As of December 31, 2010, the remaining regulatory asset was approximately $2.2 million.

The 2009 Decisions also provide for the establishment of an annual regulatory asset to address a portion of the actual increase in pension and postretirement expense for each of 2009 and 2010.  As of December 31, 2009, UI had recorded a regulatory asset of approximately $10.2 million which was fully recovered in 2010.  Additionally, $11.4 million was included in rates in 2010 for UI’s estimate of 2010 pension and postretirement expense.

Power Supply Arrangements

UI’s retail electricity customers are able to choose their electricity supplier.  Since January 1, 2007, UI has been required to offer standard service to those of its customers who do not choose a retail electric supplier and have a maximum demand of less than 500 kilowatts.  In addition, UI is required to offer supplier of last resort service to customers who are not eligible for standard service and who do not choose to purchase electric generation service from a retail electric supplier licensed in Connecticut.

UI must procure its standard service power pursuant to a procurement plan approved by the DPUC.  The procurement plan must provide for a portfolio of service agreements procured in an overlapping pattern over fixed time periods (a laddering approach).  In June 2006, the DPUC approved a procurement plan for UI.  As required by Connecticut statute, a third party consultant retained by the DPUC works closely with UI in the procurement process and to provide a joint recommendation to the DPUC as to selected bids.

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2011, 50% for 2012, and 10% for 2013.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging”.  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In October 2010, Moody’s Investor Services (Moody’s) released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.   In October 2010, Standard & Poors’ Investor Services (S&P) released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty day period immediately preceding the default notice.  If such a situation had been in effect as of December 31, 2010, UI would have had to post approximately $17.5 million in collateral.

As a result of an April 2008 DPUC decision, UI is permitted to seek long-term contracts for up to 20% of standard service requirements, the goal of which is to obtain long-term energy supply contracts and Connecticut Class I Renewable Energy Certificates for UI’s standard service customers that will result in an economic benefit to ratepayers, both in terms of risk and cost mitigation.  UI continues to keep apprised of possible long term contracts that could benefit customers.

Derivatives

As discussed in Note (A) “Statement of Accounting Policies”, the DPUC required that UI and CL&P execute long-term contracts with four new selected capacity resources and subsequently approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  As directed by the DPUC, UI executed two of the contracts and CL&P executed the other two contracts, all of which are subject to the sharing agreement described in Note (A) “Statement of Accounting Policies”.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

New Renewable Source Generation

Under Connecticut law, electric distribution companies are required to enter into contracts to purchase in the future the output of new renewable source generation totaling at least 150 MW, at prices and upon terms approved by the DPUC in accordance with statutory requirements.  In 2007, one contract was approved by the DPUC.  UI was not a party to that contract but, as directed by the DPUC, UI has executed a sharing agreement with CL&P whereby UI pays approximately 20% of the costs and obtains approximately 20% of the benefits of the contract.  This contract will be accounted for on an accrual basis.  In January 2008, the DPUC issued a decision approving seven projects; UI is a party to contracts relating to two of these projects.  UI signed a contract to purchase, over a fifteen year time period, 100% of the delivered products generated by the Stamford Hospital Fuel Cell Combined Heat and Power Project which has a 4.8 MW capacity.  This contract will be accounted for as an operating lease.  UI also signed a contract to purchase, over a fifteen year time period, 84.5% of the delivered products generated by the South Norwalk Bio-Fuel Project which has a 30 MW capacity and which will be accounted for on an accrual basis.  In April 2009, the DPUC approved five additional fuel cell projects to which accrual accounting will be applied and for which contracts were executed by CL&P in July 2009.  All of these contracts will be subject to the cost sharing agreement with CL&P.  UI’s costs associated with all such contracts are recoverable, whether UI is a direct party or pursuant to the sharing agreement.

Federal Energy Regulatory Commission (FERC)

UI recovers its transmission revenue requirements on a prospective basis, subject to reconciliation with actual revenue requirements.  UI is required to file information regarding its approved formula rates on an annual basis with the FERC.

ISO-NE and RTO-NE

ISO-NE, an independent, not-for-profit corporation, was approved by the FERC as the regional transmission organization for New England (RTO-NE) on February 1, 2005.  ISO-NE is responsible for the reliable operation of the region’s bulk electric power system and fair administration of the region’s wholesale electricity marketplace.  ISO-NE also is responsible for the management of the comprehensive bulk electric power system and wholesale markets’ planning processes that address the region's electricity needs.

In March 2008, the FERC issued an order on rehearing (Rehearing Order) establishing allowable ROEs for transmission projects of transmission owners in New England, including UI.  In the Rehearing Order, the FERC established the base-level ROE of 11.14% beginning in November 2006.  The Rehearing Order also confirmed a 50 basis point ROE adder on Pool Transmission Facilities (PTF) for participation in the RTO-NE and a 100 basis point ROE incentive for projects included in the ISO-NE Regional System Plan  that were completed and on line as of December 31, 2008.  The Middletown/Norwalk Transmission Project received this 100 basis point ROE adder.    For projects placed in service after December 31, 2008, incentives may be requested from the FERC, through a specific showing justifying the incentive, on a project-specific basis.

In May 2008, several public entities, including the DPUC (petitioners), filed a petition with the United States Court of Appeals for the District of Columbia Circuit (U.S. Court of Appeals) challenging the Rehearing Order.  In January 2010, the U.S. Court of Appeals issued a decision upholding the FERC order, and in April 2010, it denied the petitioners request for a rehearing by the full court.

UI’s overall transmission ROE is determined by the mix of UI’s transmission rate base between new and existing transmission assets, and whether such assets are PTF or non-PTF.  UI’s transmission assets are primarily PTF.  For 2010, UI’s overall allowed weighted-average ROE for its transmission business was 12.5%.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

New England East-West Solution

On July 14, 2010, UI entered into an agreement (Agreement) with CL&P, under which UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  The Agreement is subject to state and federal regulatory approval.  On July 15, 2010, UI and CL&P filed a joint application with the DPUC requesting such approval and on October 13, 2010, the DPUC approved the request.  On December 3, 2010, UI and CL&P filed a joint application with the FERC also requesting approval for the future transfer of assets from CL&P to UI and on February 7, 2011, the FERC approved the request with minimal conditions.

NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions sited in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  NU currently projects that the cost of the Connecticut portion of these projects will be approximately $828 million.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  Subject to final regulatory approval, UI will have the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon NU's currently projected costs, UI expects this amount to approximate $69 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement, but such termination would not affect assets previously transferred to UI.

In December 2010, UI made deposits totaling $7.2 million in NEEWS and expects to make the remaining investments over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.

Transmission Adjustment Clause

UI makes a semi-annual transmission adjustment clause (TAC) filing with the DPUC setting forth its actual transmission revenues, projected transmission revenue requirement, and the required TAC charge or credit so that any under- or over-collections of transmission revenues from prior periods are reconciled along with the expected revenue requirements for the next six months from filing.  The DPUC holds an administrative proceeding to approve the TAC charge or credit and holds a hearing to determine the accuracy of customer billings under the TAC.  The TAC tariff and this semi-annual change of the TAC charge or credit facilitates the timely matching of transmission revenues and transmission revenue requirements.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG Energy, Inc. (NRG) in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively, GenConn), was chosen by the DPUC to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.

The two peaking generation projects, each with a nominal capacity of 200 megawatts (MW), are located at NRG’s existing Connecticut plant locations in Devon and Middletown.  GenConn’s Devon plant is now operating, and its Middletown plant is scheduled to be in operation by June 2011.  GenConn recovers its costs under a contract for differences (CfD) agreement which is cost of service based.  GenConn has signed CfDs for both projects with The Connecticut Light & Power Company (CL&P).  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

GenConn filed a rate case request with the DPUC in December 2009, seeking approval of 2010 revenue requirements for the period commencing June 1, 2010 for the GenConn Devon facility.  The DPUC issued a final decision on May 26, 2010, approving the proposed $18.7 million 2010 revenue requirement for the GenConn Devon plant.  GenConn bid the full capacity of the GenConn Devon facility into the ISO New England, Inc. (ISO-NE) locational forward reserve market (LFRM) for the summer 2010 period (June 1, 2010 to September 30, 2010) and for the winter period (October 1, 2010 to May 31, 2011).  The DPUC’s decision states that final determination regarding prudent construction costs will be made in the 2013 revenue requirements proceeding to be filed in 2012, by which time the GenConn Devon and GenConn Middletown facilities are expected to be operational and construction costs are complete for both facilities.  GenConn expects to recover such costs in DPUC-approved future revenues.

The four units at the GenConn Devon facility were released to the ISO-NE LFRM (three in June 2010 and one in July 2010), but GenConn incurred availability penalties for such units not being available to the ISO-NE LFRM as of June 1, 2010.  GenConn was able to mitigate these penalties by obtaining coverage for a portion of the unavailable capacity.  UI’s 50% share in the gain from equity investments of $1.2 million, included in UI’s Financial Statements as of December 31, 2010, includes these mitigated penalties and certain other damages, as well as ISO-NE revenues for units that were released to the ISO-NE LFRM, revenues associated with its CfD with CL&P, and normal operating expenses.  On September 10, 2010, the GenConn Devon facility met its remaining CfD commercial operation requirements as defined by the CfD.

GenConn filed a rate case request with the DPUC on July 30, 2010, seeking approval of 2011 revenue requirements for the period commencing January 1, 2011 for the GenConn Devon facility and June 1, 2011 for the GenConn Middletown facility.  The DPUC issued a final decision on December 29, 2010, approving 2011 revenue requirements for the GenConn Devon facility of $36.8 million and $22.6 million for the GenConn Middletown facility.  As a result of changed financial market conditions and updated cost information, GenConn project costs have increased over the proposal it originally submitted to the DPUC in 2008.  The increase was driven primarily by increased financing costs and the cost to build interconnection facilities at the Middletown site.  The DPUC has ruled that prudently incurred financing costs, interconnection costs and taxes will be recoverable and, therefore, GenConn expects to recover such costs in DPUC-approved future revenues.  The CfDs provide for a true-up of revenue from the ISO New England Markets in which GenConn participates to DPUC approved revenue requirements.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

On November 17, 2010, UIL Holdings and its regulated subsidiaries including UI entered into a revolving credit agreement with a group of banks named therein that will expire on November 17, 2014 (the credit facility).  The borrowing limit under the credit facility is $400 million, of which $250 million is available to UI.  The credit facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The credit facility also permits the issuance of letters of credit of up to $50 million.  Simultaneously with the closing of the new facility, UIL Holdings and UI terminated their existing credit agreement, which was due to mature on December 22, 2011.

As of December 31, 2010, UI had no short-term borrowings under the Credit Facility.  Available credit under this facility at December 31, 2010 was $392 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under this facility as short-term debt, but the agreement has longer term commitments from banks allowing the Company to borrow and reborrow funds, at its option, to November 17, 2014, thus affording it flexibility in managing its working capital requirements.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Information with respect to UI’s short-term borrowings is set forth below:

	2010	2009
	($ In Thousands)

Maximum aggregate principal amount of short-term borrowing outstanding at any month-end	$25,000	$174,000
Average aggregate short-term borrowings outstanding during the year*	$10,778	$65,526
Weighted average interest rate*	0.67%	0.88%
Principal amounts outstanding at year-end	$-	$-
Annualized interest rate on principal amounts outstanding at year-end	N/A	0.00%
Fees*	$273	$513

*Average short-term borrowings represent the sum of daily borrowings outstanding, weighted for the number of days outstanding and divided by the number of days in the period.  The weighted average interest rate is determined by dividing interest expense by the amount of average borrowings.  Fees are excluded from the calculation of the weighted average interest rate.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

(E) INCOME TAXES

	2010	2009
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$(16,907)	$37,550
State	(547)	4,457
Total current	(17,454)	42,007
Deferred
Federal	55,386	(2,316)
State	1,922	(4,812)
Total deferred	57,308	(7,128)

Investment tax credits	(146)	(146)

Total income tax expense	$39,708	$34,733

Income tax components charged as follows:
Operating tax expense	$41,536	$37,333
Nonoperating tax benefit	(2,331)	(2,504)
Equity investment tax expense (benefit)	503	(96)

Total income tax expense	$39,708	$34,733

The following table details the components
of the deferred income tax provision:
Property related (accelerated depreciation and other)	$72,721	$10,289
Investment in GenConn	19,201	132
Bond redemption costs	(340)	(340)
Incentive compenstation plans	268	(634)
Seabrook lease buyout	(2,542)	(1,367)
Post retirement benefits	(2,271)	(2,870)
Pension benefits	(11,182)	(5,941)
Regulatory deferrals	(19,213)	(5,278)
Other - net	666	(1,119)

Deferred income tax provision - net	$57,308	$(7,128)

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	2010	2009
	(In Thousands)
Computed tax at federal statutory rate	$36,211	$32,097
Increases (reductions) resulting from:
ITC taken into income	(147)	(147)
Allowance for equity funds used during construction	(2,511)	(227)
Amortization of nuclear plant regulatory assets	7,661	3,696
Book depreciation in excess of non-normalized tax depreciation	(708)	313
State income taxes, net of federal income tax benefits	894	(230)
ESOP dividend payments	(488)	(457)
Mark-to-market adjustments to non-qualified pension investments	(208)	(391)
Other items, net	(996)	79

Total income tax expense	$39,708	$34,733

Book income before income taxes	$103,460	$91,706

Effective income tax rates	38.4%	37.9%

In 2010 and 2009, the combined statutory federal and state income tax rate for UI was 40.4%. Legislation enacted in Connecticut in 2009 imposed a 10% surcharge on the corporation business tax for the years 2009, 2010, and 2011.  This surcharge increased the statutory rate of Connecticut corporation business tax for 2009 and 2010 from 7.5% to 8.3% and increased the combined statutory federal and state income tax rate for UI for 2009 and 2010 to 40.4%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2010 as 38.4%, as compared to 37.9% for the year ended December 31, 2009.  The increase in the 2010 effective book income tax rates was due primarily to the non-normalized effect associated with increased nuclear stranded cost amortization in the CTA in 2010.

Federal income tax legislation enacted during the fourth quarter of 2010 provides for accelerated capital recovery for federal income tax purposes.  As a result, during the fourth quarter of 2010, UI recognized additional tax deductions for capital recovery that resulted in a cash benefit of approximately $27.5 million.  A portion of this cash benefit was recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010.  The remainder of the cash benefit will be recognized through lower operational financing requirements during 2011.

During 2010, UI recognized a significant one-time income tax deduction, which it reflected on its 2009 state and federal income tax returns, related to repair and maintenance costs it had previously capitalized for tax purposes.  This one-time income tax deduction resulted in a cash benefit of approximately $40.5 million.  The decreases in current income tax expense and increase in deferred income tax expense for the year ended December 31, 2010, compared to the year ended December 31, 2009, were primarily due to this one-time income tax deduction which was deferred for book purposes.  As a result, as of December 31, 2010, UI had gross unrecognized tax benefits of approximately $11.4 million, including approximately $0.1 million of interest, of which none would impact the effective tax rate if recognized.  UI expects the amount of unrecognized tax benefits to increase by $2 million to $3 million in the next 12 months.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The following table sets forth a reconciliation of the changes in the gross income tax reserves for the years ended December 31, 2010 and 2009:

	2010	2009
	(In Thousands)
Balance as of December 31,	$-	$-
Increases for tax positions related to prior years	8,922	-
Increases for tax positions related to current year	2,427	-
Balance as of December 31,	$11,349	$-

UI is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statues of the State of Connecticut.  UI’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and UI determines a separate tax provision for this purpose.  As of December 31, 2010, the tax years 2007, 2008, and 2009 remain open and subject to audit for State of Connecticut income tax purposes.  As of December 31, 2010, the tax years 2008 and 2009 are open and subject to audit for federal income tax purposes.  During 2009, the IRS closed examinations of the tax years 2004, 2005, 2006, and 2007.  The IRS examination of the tax years 2004, 2005, and 2006 resulted in an immaterial assessment to UI.  The examination of the tax year 2007 resulted in no additional assessment or refund to UI.

At December 31, 2010, UI had non-current deferred tax liabilities for taxable temporary differences of $434.9 million and non-current deferred tax assets for deductible temporary differences of $100.6 million, resulting in a net non-current deferred tax liability of $334.3 million.  UI had current deferred tax assets of $19.6 million at December 31, 2010.  UI did not have any current deferred tax liabilities at December 31, 2010.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The following table summarizes UI’s deferred tax assets and liabilities as of December 31, 2010 and 2009:

	2010	2009
	(In Thousands)
Deferred income tax assets:
Regulatory asset related to pension and other post-retirement benefits	$69,358	$66,158
Post-retirement benefits	12,106	9,835
Regulatory deferrals	10,966	(3,568)
ASC 740 gross-up effect on deferred taxes	6,477	6,559
Connecticut Yankee equity investment	3,145	3,146
Long-term incentive plan	2,992	2,197
Vacation accrual	2,728	2,573
Supplemental pensions	2,134	2,068
Uncollectibles	1,439	1,865
Post-employment benefits	700	462
Gains on sale of property	662	662
Interest during construction	442	484
Other	7,050	6,375
	$120,199	$98,816

Deferred income tax liabilities:
Plant basis differences	$167,391	$134,192
Accelerated depreciation timing differences	154,067	131,610
Regulatory asset related to pension and other post-retirement benefits	69,358	66,158
Investment in GenConn Energy	19,332	132
Pension	(2,047)	7,851
Seabrook lease buyout	16,641	19,184
Bond redemption costs	5,786	6,126
Other	4,375	7,939
	$434,903	$373,192

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2010 and 2009 included on the following lines of the Balance Sheet is as follows:

	2010	2009
	(In Thousands)
Assets:
Deferred and refundable income taxes	$19,555	$4,391
Liabilities:
Deferred income taxes	334,259	278,767
Deferred income taxes – net	$314,704	$274,376

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

(G)  PENSION AND OTHER BENEFITS

Pension Plan

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.  The net pension expense for these plans for 2010 and 2009 were $21.2 million and $16.7 million, respectively.

Disclosures pertaining to the UI Pension Plan are in accordance with ASC 715 Compensation-Retirement Benefits.  UI has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UI has engaged Russell Investments as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and UI Pension Plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund UI Pension Plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The UI Pension Plan seeks to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors oversees the investment of UI Pension Plan assets in conjunction with management and has conducted a review of the investment strategies and policies of the UI Pension Plan.  This review included an analysis of the strategic asset allocation, including the relationship of UI Pension Plan assets to UI Pension Plan liabilities, and portfolio structure.  The Retirement Benefits Plans Investment Committee has left the target asset allocation for 2011 unchanged from 2010 for both the pension and other postretirement employee benefit funds.  In the event that the relationship of UI Pension Plan assets to UI Pension Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.  The 2011 target asset allocation, which may be revised by the Retirement Benefits Plans Investment Committee, is as follows:  65% Equity securities, 25% Debt securities and 10% other.

Funding policy for the UI Pension Plan is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code. These amounts are determined each year as a result of an actuarial valuation of the UI Pension Plan.  Asset values as of December 31, 2010 and December 31, 2009 were approximately $245.1 million and $231.3 million, respectively.  UIL Holdings contributed $7.5 million to the UI Pension Plan in 2010 and has a minimum funding requirement for 2011 currently estimated at $21 million.  Depending upon final actuarial calculations, the 2011 contribution may ultimately range between $45 million and $50 million.

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Balance Sheet.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

There is potential variability to the pension expense calculation.  Changes in certain of the underlying assumptions could have a material impact on pension expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the qualified pension plan and non-qualified plan, respectively, the 2010 pension expense would have increased or decreased inversely by $1.4 million for the qualified plan and an immaterial amount for the non-qualified plan.  If there had been a 1% change in the expected return on assets, the 2010 pension expense would have increased or decreased inversely by $2.7 million for the qualified pension plan and would not have changed for the non-qualified plan.

Other Postretirement Benefits

In addition to providing pension benefits, UI also provides Other Postretirement Benefits (OPEB), consisting principally of health care and life insurance benefits, for retired employees and their dependents.  UI does not provide prescription drug benefits for Medicare-eligible employees in its postretirement health care plans.  Non-union employees who are 55 years of age and whose sum of age and years of service at time of retirement is equal to or greater than 65 are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a 401(h) account in connection with the Pension Plan and Serial Voluntary Employee Benefit Association Trust (VEBA) accounts for the years 2007 through 2020 to fund OPEB for UI’s non-union employees who retire on or after January 1, 1994.  These VEBA accounts were approved by the IRS and UI contributed $4.5 million to fund the Serial VEBA accounts in 2007.  UI does not expect to make a contribution in 2011 to fund OPEB for non-union employees.

Union employees whose sum of age and years of service at the time of retirement is equal to or greater than 85 (or who are 62 with at least 20 years of service) are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a VEBA to fund OPEB for UI’s union employees.  The funding strategy for the VEBA is to select funds that most clearly mirror the pension allocation strategy.  Approximately 38% of UI’s employees are represented by Local 470-1, Utility Workers Union of America, AFL-CIO, for collective bargaining purposes.  Plan assets for the union VEBA consist primarily of equity and fixed-income securities.  UI does not expect to make a contribution in 2011 to fund OPEB for union employees.

There is potential variability to the OPEB plan expense calculation.  Changes in certain of the underlying assumptions could have a material impact on OPEB expenses.  If there had been a 0.25% change in the discount rate assumed, the 2010 OPEB plan expenses would have increased or decreased inversely by $0.3 million; if there had been a 1% change in the expected return on assets, the 2010 OPEB plan expenses would have increased or decreased inversely by $0.2 million.

Assumptions

To develop the expected long-term rate of return on assets assumption, UI considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested, and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio.  This resulted in the selection of the 8.5% return on plan assets for 2010.

The projected, long-term average wage increase is 3.8% in 2010 based upon salary data.  For 2010 and 2009, UI utilized the Citigroup Discount Curve to determine discount rates of 5.35% and 5.85%, respectively, for the UI Pension Plan, 5.10% and 5.65%, respectively, for the non-qualified plan, and 5.30% and 5.80%, respectively, for the OPEB plan.  The Citigroup Discount Curve is a spot rate curve developed based upon a bond portfolio.  The discount rate is determined by combining this curve and the expected payout of UI Pension Plan liabilities.  Management further considers rates of high-quality corporate bonds of appropriate maturities as published by nationally recognized rating agencies consistent with the duration of the Company’s plans.  The health care cost trend rate assumption for all retirees is set at 9.50% in 2010 with such rate decreasing gradually to 5.0% in 2018.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

In accordance with ASC 715, UI utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  UI amortizes prior service costs for both the Pension Plan and OPEB plan on a straight-line basis over the average remaining service period of participants expected to receive benefits.  UI utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the Pension and OPEB plan over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, UI does not recognize gain or loss until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of OPEB unrecognized gains and losses.

Defined Contribution Retirement Plan

Since 2005, new employees do not participate in the Pension Plan or receive retiree medical plan benefits.  These employees participate in a different retirement plan, which is a “defined contribution plan,” consisting of the current provisions of UI’s 401(k)/Employee Stock Ownership Plan (KSOP) plus the following benefits:

•	An additional cash contribution of 4.0% of total annual compensation (as defined in the KSOP Plan) to a separate account in the KSOP of new hires.
•	An additional cash contribution of $1,000 per year (pro rata per pay period) into a separate Retiree Medical Fund within the KSOP account for new hires.
•	New employees do not need to contribute to the KSOP to receive these additional cash contribution amounts; they only need to be enrolled in the KSOP Plan.
•	Both additional cash contributions to the KSOP vest 100% after five years of service.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of UI’s pension and postretirement plans as of December 31, 2010 and 2009.  Plan assets and obligations have been measured as of December 31, 2010 and 2009.

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

			Other Post-Retirement
	Pension Benefits		Benefits
	2010	2009	2010	2009
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$371,802	$348,058	$69,415	$69,505
Service cost	7,123	6,133	1,360	1,334
Interest cost	21,088	20,928	3,929	4,137
Participant contributions	-	-	1,101	1,033
Actuarial (gain) loss	30,325	18,261	2,757	(2,085)
Benefits paid (including expenses)	(22,152)	(21,578)	(4,204)	(4,509)
Benefit obligation at end of year	$408,186	$371,802	$74,358	$69,415

Change in Plan Assets:
Fair value of plan assets at beginning of year	$231,308	$211,675	$22,194	$20,861
Actual return on plan assets	27,967	40,964	2,337	4,224
Employer contributions	7,967	247	859	585
Participant contributions	-	-	1,101	1,033
Benefits paid (including expenses)	(22,152)	(21,578)	(4,204)	(4,509)
Fair value of plan assets at end of year	$245,090	$231,308	$22,287	$22,194

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$163,096	$140,494	$52,071	$47,221

Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$254	$511	$216	$199
Non-current liabilities	$162,842	$139,983	$51,855	$47,022

Amounts Recognized as a Regulatory Asset consist of:
Transition obligation (asset)	$-	$-	$1,411	$2,470
Prior service cost	2,132	2,778	(125)	$(228)
Net (gain) loss	150,633	141,518	19,724	19,501
Total recognized as a regulatory asset	$152,765	$144,296	$21,010	$21,743

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$408,186	$371,802	N/A	N/A
Accumulated benefit obligation	$363,186	$324,345	N/A	N/A
Fair value of plan assets	$245,090	$231,308	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.35%	5.85%	N/A	N/A
Discount rate (Non-Qualified Plans)	5.10%	5.65%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	5.30%	5.80%
Average wage increase	3.80%	3.80%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	9.50%	9.50%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	5.00%

33 -

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS - (continued)

The components of net periodic benefit cost are:

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2010	2009	2010	2009
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$7,123	$6,133	$1,360	$1,334
Interest cost	21,088	20,928	3,929	4,138
Expected return on plan assets	(19,067)	(17,113)	(1,754)	(1,640)
Amortization of:
Prior service costs	646	697	(103)	(101)
Transition obligation (asset)	-	-	1,058	1,058
Actuarial (gain) loss	12,309	14,425	1,950	2,686
Net periodic benefit cost (1)	$22,099	$25,070	$6,440	$7,475

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$21,425	$(5,590)	$2,173	$(4,670)
Amortization of:
Prior service costs	-	(697)	(1,058)	101
Transition obligation (asset)	(646)		103	(1,058)
Actuarial (gain) loss	(12,309)	(14,425)	(1,950)	(2,686)
Total recognized as regulatory asset	$8,470	$(20,712)	$(732)	$(8,313)

Total recognized in net periodic benefit costs
and regulatory asset	$30,569	$4,358	$5,708	$(838)

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2011 - December 31, 2011:
Amortization of transition obligation	$-	$-	$1,020	$1,059
Amortization of prior service cost	643	645	(101)	(103)
Amortization of net (gain) loss	14,032	12,309	2,008	1,950
Total estimated amortizations	$14,675	$12,954	$2,927	$2,906

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.10-5.35%	6.20%*	5.30%	6.10%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.25%	8.50%	8.25%	8.50%
Health care trend rate (current year)	N/A	N/A	8.50%	10.00%
Health care trend rate (2019 forward)	N/A	N/A	5.00%	5.00%

 33 -

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$822	$(670)
Accumulated post-retirement benefit obligation	$10,138	$(8,370)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other Post-Retirement
Year	Pension Benefits	Benefits
	(In Thousands)
2011	$24,297	$3,583
2012	$28,682	$3,681
2013	$24,566	$3,887
2014	$25,372	$4,047
2015	$27,054	$4,256
2016-2020	$140,993	$24,278

401(k)

UI has a 401(k)/Employee Stock Ownership Plan (KSOP) in which substantially all of its employees are eligible to participate.  The KSOP enables employees to defer receipt of a portion of their compensation, up to statutory limits, and to invest such funds in a number of investment alternatives.  Matching contributions are made to the KSOP, in the form of UIL Holdings’ common stock, based on each employee’s salary deferrals in the KSOP.  For union employees, the matching contribution to the KSOP is 100% of the first 3% of employee compensation deferred and 50% of the next 2% deferred.  The maximum match is 4% of annual salary.  For non-union employees, the matching contribution to the KSOP is 100% of the first 2% of employee compensation deferred.  Matching contributions to the KSOP during 2010 and 2009 were $2.4 million and $2.5 million, respectively

(H)  RELATED PARTY TRANSACTIONS

UI is a 50-50 joint venturer with NRG in GCE Holding LLC, whose wholly owned subsidiary, GenConn, was chosen by the DPUC to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  GenConn had signed a promissory note (the Loan) with UI under which UI advanced up to an aggregate principal amount of $48.5 million to fund GenConn’s construction and other cash needs until permanent financing was arranged.  In connection with the EBL obtained by UI and the Project Financing obtained by GenConn on April 27, 2009, all outstanding balances on the Loan were replaced by a new promissory note, the balance of which was $62.0 million as of December 31, 2010.  See Note (B) “Capitalization – Long-Term Debt” for further discussion regarding the EBL.  Additionally, $3.3 million and $2.0 million of interest income related to the promissory note are included in “Other income and (deductions), net" in the accompanying Statement of Income, for the years ended December 31, 2010 and 2009 respectively,  which is offset by the interest expense incurred by UI under the EBL.

UI and NRG are each making equity investments in GenConn on a 50/50 basis to meet GenConn’s remaining capital requirements not met by the Project Financing.  In September 2010, UI made its equity investment in GenConn Devon in the amount of approximately $55.5 million.  In addition to the funds to be directed to GenConn that are borrowed under the EBL, UI made additional equity investments in October and December of 2010, totaling $6 million, for the construction of the GenConn Middletown peaking generation facility.

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for the years ended December 31, 2010 and 2009 totaled $10.8 million and $11.0 million, respectively.

A Director of UIL Holdings holds a position on the Board of Directors of People’s United Bank.  UI has a banking relationship with People’s United Bank in connection with the Credit Facility described in Note (D) “Short-Term Credit Arrangements”.  Such Director was not directly involved in any transaction between UI and People’s United Bank.

In 1990, UI formed the United Illuminating Company Foundation (the Foundation) to ensure that UI’s charitable giving would remain constant regardless of the state of economy.  The Foundation focuses its grant making in the service territories of UI.  UIL Holdings made contributions to the Foundation of approximately $1.3 million and $0.5 million in 2010 and 2009, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such transactions relate to payroll, management and executive incentive payouts, outside professional services, and stock options.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At December 31, 2010 and 2009, the Balance Sheet reflects inter-company receivables of $0.3 million and $0.2 million, respectively, and inter-company payables of $3.0 million and $2.9 million, respectively.

Dividends/Capital Contributions

In 2010 and 2009, UI made wire transfers to UIL Holdings on a quarterly basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the years ended December 31, 2010 and 2009, UI accrued dividends to UIL Holdings of $62.1 million and $46.9 million, respectively.

(I)  LEASE OBLIGATIONS

UI has lease arrangements for data processing equipment, office equipment, office space and land.

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, land, railroad rights of way and a wide variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

	(In Thousands)
2011	13,854
2012	7,848	(1)
2013	1,992
2014	1,492
2015	1,442
2016 - after	36,893
Total	63,521

 (1) Lease for office space in the building located at 157 Church Street, New Haven, Connecticut expires in June 2012.

Rental payments charged to operating expenses in 2010 and 2009 were as follows:

	Year Ended December 31,
	2010	2009
	(In Thousands)

Rental payments	$13,766	$13,588
Less: Sublease rental payments received	1,120	1,125
Rental payments charged to operating expenses	$12,646	$12,463

 (J)  COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of December 31, 2010.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and more often as needed, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At December 31, 2010, UI has regulatory approval to recover in future rates (through the CTA) its $17.2 million regulatory asset for Connecticut Yankee over a term ending in 2015.

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982, Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (hereinafter Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its Decision in the remanded case and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  On November 8, 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and on November 19, 2010 Connecticut Yankee filed a notice of cross-appeal.  UI’s 9.5% ownership share would result in a payment of approximately $3.8 million which, if awarded, would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints against the government seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the government with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  UI’s 9.5% ownership share would result in a payment of approximately $12.8 million which, if awarded, would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an ISFSI, utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Hydro-Quebec

UI is a participant in the Hydro-Quebec (HQ) transmission tie facility linking New England and Quebec, Canada.  UI has a 5.45% participating share in this facility, which has a maximum 2000-megawatt equivalent generation capacity value.  In April 1991, UI furnished a guarantee in the amount of $11.7 million, for its participating share of the debt financing for one phase of this facility.  The amount of this guarantee, which expires in August 2015, is reduced monthly, proportionate with principal paid on the underlying debt.  As of December 31, 2010, the amount of UI’s guarantee for this debt totaled approximately $1.4 million.

Environmental Concerns

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording  devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

By letter dated November 30, 2010, the EPA made inquiry of UI regarding the storage of PCB materials from the time they were brought to UI’s Shelton, CT facility from the field until their shipment to an authorized disposal facility, from 2006 through June of 2010, and the maintenance of an annual document log in connection with the storage.  On January 14, 2011, the Company filed its response to this inquiry with EPA, setting forth the details of the Company’s PCB management policy and providing annual summaries for the referenced years.  On February 8, 2011, UI received an EPA subpoena requesting additional information concerning the annual summaries provided.  UI has responded to this subpoena.  At this time, UI cannot assess the potential financial impact, if any, of this inquiry.   As such, as of December 31, 2010, no liability related to this matter has been recorded.

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City of Bridgeport, and the City’s selected developer for the property, the City and developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments.  UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in the DPUC’s July 2006 decision.

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  Approximately $0.1 million of the escrow fund remains unexpended.  QE has since sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability or what remediation activity remains to be undertaken at the site.  UI could be required by applicable environmental laws to finish remediating any subsurface contamination at the site if it is determined that QE and/or Evergreen Power and Asnat have not completed the appropriate environmental remediation at the site.  UI has not updated the original $1.9 million remediation estimate, and does not have specific knowledge of any remediation work done, or remaining to be done on behalf of QE or any subsequent owner.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site.   UI cannot presently assess the potential financial impact, if any, of this claim.  As such, as of December 31, 2010, no liability related to this claim has been recorded.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, Connecticut, on which it operated an oil-fired electric generating unit.  For several years, the Connecticut Department of Environmental Protection (CDEP) has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system have filed lawsuits seeking payment for change order requests for approximately $34.5 million, plus interest and costs.  UI intends to defend the litigation.  To the extent that UI is required to satisfy any of the change order requests, UI would seek recovery through its transmission revenue requirement.

GenConn

The former general contractor responsible for the construction at the GenConn Devon facility has submitted change order requests totaling approximately $8.5 million and has asserted a delay and impact claim against GenConn Devon in the amount of approximately $16.9 million.  GenConn Devon is reviewing a report prepared on the contractor's behalf with respect to the delay claim, and will be continuing its review of the change order requests after reviewing the report.  The former general contractor has also claimed approximately $4.9 million as a final payment with respect to its prior work as general contractor for the GenConn Middletown facility.  GenConn Middletown disputes this claim, and the parties have agreed to non-binding mediation of the claim relating to GenConn Middletown.  To the extent that GenConn is required to pay all or a portion of these claims, as with other capital construction expenditures, GenConn would seek, and expect to recover, associated costs through its annual regulatory proceeding.  To the extent that there is any financial impact on GenConn’s financial statements, the effect on UI’s Financial Statements will be reflected in the carrying value of its 50% ownership position in GenConn and through “Income (Loss) from Equity Investments” in the Statement of Income.

On September 28, 2010, UIL Holdings entered into a Sponsor Guaranty and Payment Agreement in favor of the Royal Bank of Scotland PLC, as Administrative Agent under the Project Financing arrangement, whereby UIL Holdings guarantees to pay an amount up to $6 million in respect of amounts related to the former general contractor’s claims and litigation expenses as they relate to such claims described above.  Given the assessment of this claim as described above, no liability has been recorded as of December 31, 2010.

Purchase Obligations

As of December 31, 2010, UI had $67.3 million of purchase commitments representing contractual obligations for material and services on order but not yet delivered.

 (K) FAIR VALUE MEASUREMENTS

UI utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2010 and December 31, 2009.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)
Assets:
Derivative assets	$-	$-	$33,831	$33,831
Deferred Compensation Plan	2,320	-	-	2,320
Supplemental retirement benefit trust life insurance policies (Note G)	5,665	-	-	5,665
	$7,985	$-	$33,831	$41,816

Liabilities:
Derivative liabilities	$-	$-	$142,806	$142,806

Net fair value assets/(liabilities), December 31, 2010	$7,985	$-	$(108,975)	$(100,990)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2009	(In Thousands)
Assets:
Derivative assets	$-	$-	$30,694	$30,694
Deferred Compensation Plan	2,073	-	-	2,073
Supplemental retirement benefit trust life insurance policies (Note G)	5,071	-	-	5,071
	$7,144	$-	$30,694	$37,838

Liabilities:
Derivative liabilities	$-	$-	$162,093	$162,093

Net fair value assets/(liabilities), December 31, 2009	$7,144	$-	$(131,399)	$(124,255)

The determination of fair value of the derivative assets and liabilities, which primarily consist of contracts for differences, was based on a probability-based expected cash flow analysis that was discounted at the December 31, 2010 or December 31, 2009 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation. The DPUC has determined that changes in fair value associated with the contracts for differences are fully recoverable.  As a result, such changes have no impact on UI’s net income.

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

UI participates in the UIL Deferred Compensation Plan (DCP), directors, named executive officers and certain other executives may elect to defer certain elements of compensation.  Participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products, and Company common stock equivalents.  These investments, which are actively traded in sufficient frequency and volume to provide pricing information on an ongoing basis, are marked-to-market in accordance with ASC 815 based upon such pricing information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2010 and 2009.  The change in a probability assumption of in an expected cash flow analysis resulted in the reduction of UI’s projected derivative liability relating to one of UI’s CfDs.  The reduction of this derivative liability was the primary reason for the increase in the net fair value of the net derivative assets/(liabilities) during the twelve month period ended December 31, 2010.

Year Ended
December 31, 2010
(In Thousands)

Net derivative assets/(liabilities), December 31, 2009	$(131,399)
Unrealized gains and (losses), net	22,424
Net derivative assets/(liabilities), December 31, 2010	$(108,975)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2010	$22,424

Year Ended
December 31, 2009
(In Thousands)

Net derivative assets/(liabilities), January 1, 2009	$(83,493)
Unrealized gains and (losses), net	(47,906)
Net derivative assets/(liabilities), December 31, 2009	$(131,399)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2009	$(47,906)

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the contracts for differences for the years ended December 31, 2010 and 2009.  The amounts offset the net contract for differences liabilities included in the derivative liabilities detailed above.

Year Ended
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2009	$131,399
Unrealized (gains) and losses, net	(22,424)
Net regulatory assets/(liabilities), December 31, 2010	$108,975

Year Ended
December 31, 2009
(In Thousands)

Net regulatory assets/(liabilities), January 1, 2009	$83,493
Unrealized (gains) and losses, net	47,906
Net regulatory assets/(liabilities), December 31, 2009	$131,399

The following tables set forth the fair values of UI‘s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010	(In Thousands)

Pension assets
Mutual funds	$244,700	$-	$-	$244,700
Hedge fund	-	-	390	390
	244,700	-	390	245,090
OPEB assets
Mutual funds	22,287	-	-	22,287
	22,287	-	-	22,287

Fair value of plan assets, December 31, 2010	$266,987	$-	$390	$267,377

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2009	(In Thousands)

Pension assets (Note G)
Mutual funds	$227,832	$-	$-	$227,832
Hedge fund	-	-	3,476	3,476
	227,832	-	3,476	231,308
OPEB assets (Note G)
Mutual funds	22,194	-	-	22,194
	22,194	-	-	22,194

Fair value of plan assets, December 31, 2009	$250,026	$-	$3,476	$253,502

The determination of fair value of the Level 1 pension and OPEB assets was based on quoted prices, as of December 31, 2010 and 2009, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) Pension and Other Benefits.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2010 and 2009.

Year Ended
December 31, 2010
(In Thousands)
Pension assets-Level 3, December 31, 2009	$3,476
Unrealized gains and (losses), net	(919)
Realized gains and (losses), net	(835)
Purchases, sales, issuances, and settlements	(1,332)
Pension assets-Level 3, December 31, 2010	$390

Change in unrealized gains (losses), net relating to pension assets still held as of December 31, 2010	$(919)

Year Ended
December 31, 2009
(In Thousands)

Pension assets-Level 3, January 1, 2009	$9,684
Unrealized gains and (losses), net	(416)
Realized gains and (losses), net	(1,380)
Purchases, sales, issuances, and settlements	(4,412)
Pension assets-Level 3, December 31, 2009	$3,476

Change in unrealized gains (losses), net relating to pension assets still held as of December 31, 2009	$(416)

42